                                                                   Exhibit 12(a)

TXU EUROPE LIMITED
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
(Pounds) million, except ratios)



                                                                           Year Ended December 31,
                                                          ----------------------------------------------
                                                                  2001               2000           1999
EARNINGS
      Income from Continuing Operations                            (14)                41              32
      Add:    Minority income                                       11                  2               1
              Income tax expense (benefit)                         (84)                29              55
              Fixed charges (see detail below)                     351                331             294
      Less:   Interest capitalized                                  (7)                (6)              0
                                                          --------------     ------------     -----------
      Total earnings                                               257                397             382
                                                          --------------     ------------     -----------

FIXED CHARGES:
      Interest expense                                             336                317             291
      Add:    Interest capitalized                                   7                  6               0
              Rentals representative of the interest
                 factor                                              8                  8               3
                                                          --------------     ------------     -----------
      Total fixed charges                                          351                331             294
                                                          --------------     ------------     -----------

RATIO OF EARNINGS TO FIXED CHARGES                                 0.7(a)             1.2             1.3
                                                          ==============     ============     ===========

(a) For the year ended December 31, 2001, fixed charges exceeded earnings by (Pounds)94 million.